Exhibit 23.1

Consent of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-38266, No. 333-54912, No. 333-116973, No. 333-126084, No. 333-130248, No. 333-131744 and No. 333-137994) and the Registration Statements on Forms S-8 (No. 33-75268, No. 33-80662, No. 33-93394, No. 333-29801, No. 333-60057, No. 333-79789, No. 333-43504, No. 333-72098, No. 333-117193, No. 333-126083, No. 333-133010 and No. 333-143016) of InSite Vision Incorporated of our reports dated March 13, 2009, with respect to the consolidated financial statements which appear in this Form 10-K.

/s/  Burr, Pilger & Mayer LLP

San Francisco, California
March 13, 2009